Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

UBS ASSET MANAGEMENT CREDIT INCOME OPPORTUNITIES FUND

THIS CERTIFICATE OF TRUST of UBS Asset Management Credit Income Opportunities Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is UBS Asset Management Credit Income Opportunities Fund.

2.	Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.	Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ John G. Popp

John G. Popp, not in his individual capacity but solely as trustee